EMPLOYEE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Versa Card Inc., a Delaware corporation (“Versa Card”), and the person whose signature appears below (“Employee”) as of the date written below the signature of Versa Card.  Versa Card desires to employ Employee upon the terms and conditions of this Agreement and the offer letter dated February 25, 2009 (the “Offer Letter”), the terms of which are, by this reference, incorporated in this Agreement.  Execution of this Agreement by Employee is a condition precedent to the obligation of Versa Card to employ or continue to employ Employee and to pay any remuneration to Employee in respect of such employment.  In consideration of the employment and/or continued employment of Employee, the parties agree:

1.  Terms of Employment. Versa Card hereby employs Employee, on and subject to the terms and conditions of this Agreement.  Employee shall perform such duties as may be assigned by the chief executive officer or the supervisor or manager of such Employee from time to time.  Employee agrees to the best of Employee's ability to loyally and conscientiously perform the duties and obligations required of and from Employee pursuant to this Agreement.

2.  Term and Termination. The term of employment of Employee shall commence on the Effective Date and shall continue until termination of employment.  Employee is an employee at will and may be terminated by Versa Card for any reason or no reason, with or without cause.  Employee’s covenants in Sections 3, 4, 5, 6, and 7 of this Agreement shall survive the termination of Employee’s employment.

3.  Proprietary Information. Versa Card has invested and will continue to invest considerable effort and expense in the development of software, technology, and other Proprietary Information.  Versa Card has taken steps and will continue to take all reasonable steps necessary to protect the secrecy of Proprietary Information of Versa Card.  Employee acknowledges and agrees that Employee’s position with Versa Card will afford Employee an opportunity to access Proprietary Information of Versa Card.  The misappropriation, unauthorized use, or improper disclosure of Proprietary Information would cause irreparable harm to Versa Card.  Employee agrees to hold Proprietary Information in confidence for the benefit of Versa Card.  Employee shall not directly or indirectly use or disclose, except as authorized in writing by Versa Card, any Proprietary Information (whether or not developed or compiled by Employee) for any purpose not directly related to Versa Card’s Business, and then only for the benefit of Versa Card.  Employee’s obligations as set forth in this Section 3 shall remain in effect with respect to Trade Secrets for so long as Versa Card is entitled to protection of rights in such Trade Secrets under applicable law, and with respect to Confidential Information for the duration of employment and for a period of five (5) years after termination of employment.  Upon request by Versa Card, and in any event upon termination of Employee’s employment, Employee shall (a) promptly deliver to Versa Card all property belonging to Versa Card including, without limitation, all Work Product and Proprietary Information (and all embodiments thereof) then in Employee’s custody, control, or possession, (b) delete from all non-Versa Card owned or leased computers and media then in Employee’s custody, control, or possession any electronic copies of Work Product and Proprietary Information, and (c) destroy all tangible copies of Work Product and Proprietary Information not located on Versa Card’s premises and under Employee’s custody, control, or possession, as a condition precedent to any remuneration payment due to Employee.

4.  Assignment of Works. Employee acknowledges and agrees that all Copyrightable Works are “work made for hire” as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in Versa Card.  Employee hereby irrevocably assigns to Versa Card, and upon the future creation thereof automatically assigns to Versa Card, without further consideration, the exclusive ownership of all Work Product, and all physical embodiments thereof, including Copyrightable Works, to the extent such Copyrightable Works are not “work made for hire” in any applicable jurisdiction.  Employee agrees (a) to disclose immediately to Versa Card all Work Product; (b) to comply with all record-keeping requirements of Versa Card; and (c) at the request and expense of Versa Card, to do all things and sign all documents or instruments reasonably necessary in the opinion of Versa Card to eliminate any ambiguity as to the rights of Versa Card in such Work Product including, without limitation, providing to Versa Card Employee’s full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights.  In the event that Versa Card is unable for any reason whatsoever to secure the Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including without limitation, renewals, extensions, continuations, divisions, or continuations in part), Employee hereby irrevocably designates and appoints Versa Card and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on behalf of Employee for the limited purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.  This appointment is coupled with an interest and shall survive the death or disability of Employee.

5.  Covenants. Employee covenants that Employee shall, during the term of employment and for a period of eighteen (18) months (the “Restricted Period”) following termination of Employee’s employment, observe the following separate and independent covenants:  (a) Employee will not perform services comparable to the services Employee performed for Versa Card as an employee or independent contractor for any Competing Enterprise within the Area; (b) Employee will not, without the prior written consent of Versa Card, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, solicit, contact, call upon, communicate with, or attempt to communicate with any customer or prospect of Versa Card, or any representative of any customer or prospect of Versa Card, with a view to providing services competitive with the services sold, provided, or under development by Versa Card during the period of two years immediately preceding the termination of Employee’s employment with Versa Card, provided that the restrictions set forth in this Section 5(b) shall (x) apply only to customers or prospects of Versa Card, and representatives of customers or prospects of Versa Card, with which Employee had Material Contact during such two-year period and (y) not apply to customers or prospects of Versa Card, and representatives of customers or prospects of Versa Card with whom Employee had a business relationship prior to the date of this Agreement; and (c) neither Employee nor any Affiliate will, without Versa Card’s prior written consent, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others:  (i) solicit for employment, hire, or attempt to hire, or engage or attempt to engage as an independent contractor, any person that is or was employed by Versa Card, or (ii) solicit, encourage, or offer any inducement to any employee or independent contractor of Versa Card to leave the employ of Versa Card, whether or not such employee or independent contractor is a full-time or temporary employee of Versa Card and whether or not such employment or engagement is pursuant to written agreement and whether or not such employment or engagement is at will, provided that this restriction shall cease with respect to any former employee or independent contractor of Versa Card once such former employee or independent contractor has not been employed by Versa Card for at least nine (9) months.

6.  Agreement Not to Disparage. Employee shall not publish, utter, broadcast, or otherwise communicate any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, any of Versa Card’s customers, prospective customers, suppliers, and competitors, and any industry trade group) which is adverse to, reflects unfavorably upon, or tends to disparage Versa Card, the technology, products, prospects, or financial condition of Versa Card, or any shareholder, officer, director, or employee of Versa Card.

7.  Remedies. Employee acknowledges and agrees that Versa Card is engaged in the Business of Versa Card in and throughout the Area, and that by virtue of the training, duties, and responsibilities attendant to Employee’s employment by Versa Card and the special knowledge of the Business and operations of Versa Card that Employee will have as a consequence of Employee’s employment by Versa Card, great loss and irreparable damage would be suffered by Versa Card if Employee were to breach or violate the covenants and agreements of Employee contained in this Agreement.  Employee further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve the interest of Versa Card.  Therefore, in addition to all the remedies provided at law or in equity, Employee agrees that Versa Card shall be entitled to a temporary restraining order, a temporary injunction, and a permanent injunction, without the requirement of posting bond, to prevent a breach of any of the covenants or agreements of Employee contained herein.  Employee agrees that the existence of any claim, demand, action, or cause of action of Employee against Versa Card shall not constitute a defense to the enforcement by Versa Card of any of the covenants or agreements of Employee or rights of Employee.

8.  Conflicting Obligations.  Employee represents and warrants to Versa Card that, except as listed on Attachment 1 hereto, Employee is not subject to any agreement which prohibits, restricts, or impairs in any way, Employee’s ability to perform the duties of employment or to use Employee’s best efforts to promote the interests of Versa Card.

9.  Scope of Employment.  Absent the respective owner’s written authorization, Employee will not copy, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Proprietary Information of any third party.  Employee will not make any improper use of any third party intellectual property.  It is not, nor will it ever be, a condition of employment that Employee violate the legal rights or interests of any third party.

10.  General Provisions. In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant.  This Agreement and the rights and obligations of Versa Card hereunder may be assigned by Versa Card, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee.  This Agreement and the rights and obligations of Employee hereunder may not be assigned by Employee.   The waiver by Versa Card of any breach of this Agreement by Employee shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.  This Agreement embodies the entire agreement of the parties relating to the employment of Employee by Versa Card.  No amendment or modification of this Agreement shall be valid or binding upon Versa Card or Employee unless made in writing and signed by the parties.

11.  Governing Law. This Agreement and the rights of Versa Card and Employee shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to its conflicts of law provisions.  Employee agrees that any appropriate state court sitting in Harris County, Texas or any Federal Court sitting in the Southern District of Texas (Houston Division) shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  Employee consents to the jurisdiction of such courts, and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding in any such court and further waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over Employee.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

12.  Definitions.  The following terms are used herein with the meanings thereafter ascribed:

“Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with Employee.  As used herein, the word “control” means the power to direct the management and affairs of a person.

“Area” means the States of Florida and Texas.

“Business” means providing (a) care management and practice management services to medical providers focusing on treatment of musculo-skeletal injuries resulting from accidents, (b) related support services to attorneys that handle cases involving musculo-skeletal injuries resulting from accidents, and (c) funding of medical treatment for accident victims represented by attorneys that handle cases involving musculo-skeletal injuries resulting from accidents.

“Competing Enterprise” means any person or any business organization of whatever form engaged directly in the Business, but excluding any person or business with whom Employee had business relationships prior to the date of this Agreement.

“Confidential Information” means information, other than Trade Secrets, that is of value to its owner and is treated by its owner as confidential, including, but not limited to:  (a) any useful process, formula, composition of matter, or device which (i) is new or which Employee has a reasonable basis to believe may be new, (ii) is being used or studied by Versa Card and is not described in a patent, and (iii) is not readily ascertainable from inspection of any commercially available product of Versa Card; (b) any engineering, technical, or product specifications of any current or future product of Versa Card; (c) any computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, design concepts, test data, or documentation related thereto, whether or not copyrighted, patented, or patentable; (d) information concerning Versa Card’s pricing strategies, licensing strategies, and advertising campaigns; (e) information regarding Versa Card’s executives, employees, personnel assignments, customers, and suppliers; (f) Versa Card’s financial information; (g) Versa Card’s training, policy, and procedure manuals; (h) the terms and conditions of this Agreement; (i) information received by Versa Card from a third party pursuant to an obligation of confidentiality; and (j) any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not be a trade secret under applicable law.

“Copyrightable Works” means all works of authorship including without limitation, computer programs, data and databases, documentation, marketing collateral, and all embodiments thereof, including all worldwide rights therein under copyright, trademark, trade secret, confidential information, and any other applicable intellectual property law.

“Effective Date” means the date Employee first performs services for Versa Card, as established by Versa Card’s records.

“Material Contact” with a person or entity means: working with, supervising Versa Card’s dealings with, obtaining Proprietary Information from, performing any action or service resulting in payment from, or taking any other action which advances or is intended to advance the business relationship between Versa Card and such person or entity.

“Other Works” means all inventions (whether or not patentable), discoveries, improvements, designs, techniques, and business methods and all embodiments thereof, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, and any other applicable intellectual property law.

“Proprietary Information” means, collectively, Confidential Information and Trade Secrets.

“Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Works” means all Copyrightable Works and all Other Works.

“Work Product” means all Works that have been produced or created in whole or in part by Employee (a) on or after the date of this Agreement, or (b) prior to the date of this Agreement if Versa Card paid Employee for Employee’s services or for the Works.  Notwithstanding the foregoing, “Work Product” shall not include Works that do not relate to Versa Card’s Business or to any then existing research or development of Versa Card developed (i) entirely on Employee's own time without the use of Versa Card's equipment, supplies, and facilities, or reference to any of Versa Card's Proprietary Information, or (ii) after termination of employment.

IN WITNESS WHEREOF, Versa Card and Employee have executed this Agreement as of the dates set forth below.

EMPLOYEE:	Accepted: Versa Card Inc.

By:
John A. Talamas		William Donovan, M.D.

Date:	Date:

ATTACHMENT 1
TO
EMPLOYEE AGREEMENT

Conflicting Obligations Of Employee

None.